Exhibit 16

[J.W. HUNT AND COMPANY, LLP LETTERHEAD]

June 12, 2007

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: SCBT Financial Corporation / South Carolina Bank and Trust Employees’ Savings Plan

We have read the statements that we understand SCBT Financial Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ J.W. Hunt and Company, LLP